Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) dated November 17, 2016, is between Barrie Seidenberg (“Executive”) and TripAdvisor, LLC, a Delaware limited liability company (the “Company”). Executive and the Company are sometimes referred to collectively as the “Parties”.

WHEREAS, Executive and the Company are parties to that certain (i) Employment Letter, dated July 22, 2014 (the “Employment Letter”), (ii) Key Employee Joinder, Release, Non-Competition, Non-Solicitation and Waiver, dated July 24, 2014 (the “Joinder”) and Non-Disclosure, Developments and Non-Competition Agreement, dated July 23, 2014 (the “NDA”);

WHEREAS, Executive has indicated her intention to transition from her position as Chief Executive Officer of Attractions of the Company in order to pursue other opportunities outside the Company;

WHEREAS, in order to provide for the transition of Executive’s current responsibilities, the Company and Executive have entered into this Agreement, pursuant to which Executive has agreed to remain with the Company on a full-time basis for a transition period (such date, as more fully described below, the “Transition Date”);

WHEREAS, the Parties to this Agreement wish to set forth clearly the terms and conditions of Executive’s transition from her current role and her potential separation from the Company, including the severance terms and benefits that the Company will provide, provided that Executive satisfies the Severance Conditions as defined and set forth below; and

WHEREAS, this Agreement shall supersede and replace the Employment Letter, except to the extent that certain provisions and obligations of the Employment Letter are expressly preserved and incorporated by reference into this Agreement. The provisions and obligations of the NDA are expressly preserved and incorporated by reference into this Agreement (as modified pursuant to Section 9 hereof).

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties have agreed and do hereby agree as follows:

1.	Transition Date.

a.	The Transition Date shall occur on the date that is (i) the later of: (A) April 30, 2017, or (B) such date as the parties may mutually agree in writing; or (ii) an earlier date if the Executive’s employment ends due to: (A) Executive’s resignation from the Company for any reason; (B) Executive’s termination by the Company for Cause (as defined in the Company’s Amended and Restated 2011 Stock and Annual Incentive Plan (the “Plan”)); (C) Executive’s death or Disability (as defined in the Plan); or (D) Executive’s termination by the Company without Cause.

b.	In the event of a termination under Sections 1(a)(ii)(A) that occurs prior to April 30, 2017 or a termination under Section 1(a)(ii)(B) or (C) of this Agreement, Executive shall be entitled to the payment of (i) any accrued and earned but unpaid base salary through the date of termination of employment and (ii) any accrued but unpaid vacation pay through the date of termination (collectively, “Accrued Obligations”) and no other payments, it being understood and agreed (A) that the payment of the Accrued Obligations shall be made in one lump sum payment in cash as promptly as practicable thereafter, but in any event not later than 35 days of such termination, and (B) that any such resignation shall not be considered a resignation for Good Reason under the Employment Letter or otherwise and Executive shall forfeit all rights to accelerated vesting with respect to any Equity Awards (as defined below), including, without limitation, the Existing Award, the Retention Grant and the RSU & Stock Option Grant, each as defined in the Employment Letter. In the event of a termination under Section 1(a)(ii)(C) of this Agreement, and notwithstanding anything to the contrary set forth herein, with respect to any Equity Awards, the terms of such Equity Awards shall govern.

c.	Effective on the Transition Date, Executive’s employment as Chief Executive Officer of Attractions of the Company shall end, and Executive will no longer serve in any positions that she occupied as an officer or director of the Company or any subsidiary or affiliate of the Company, including Viator, Inc., and Executive shall take such reasonable actions as requested by the Company to effectuate such termination of positions. Executive and Company may agree to Executive’s continued employment with the Company in a different capacity following the Transition Date, the terms of which shall be set forth in a separate agreement.

2.

Transition Services and Cooperation. From the date hereof through the Transition Date, Executive shall continue to provide the services as set forth in the Employment Letter on a regular full-time basis and in a diligent and professional manner, provided that the Executive’s title, duties, reporting responsibilities, and/or level of responsibilities may be altered or diminished at the discretion of the Company and any such change shall not trigger a “Good Reason” event under the Employment Letter or otherwise. Executive agrees to assist with the transition of her responsibilities as Chief Executive Officer of Attractions through the Transition Date, including to a successor to her role, if applicable. In addition, following the Transition Date and, if applicable, the Separation Date (as defined below), Executive agrees to make herself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company or any affiliate or subsidiary thereof that may be within her knowledge, and further agrees to provide truthful information to the

Company, an affiliate or subsidiary thereof or any of their representatives, in each case, as reasonably requested with respect to pending and future litigation, arbitrations, dispute resolutions, investigations or requests for information. Executive also agrees to make herself reasonably available, following the Transition Date and, if applicable, the Separation Date, to assist the Company and its affiliates and subsidiaries in connection with any administrative, civil or criminal matter or proceeding brought by or brought against any of them, in which and to the extent that the Company, an affiliate or subsidiary thereof or any of their representatives reasonably deem her cooperation necessary. Executive shall be reimbursed for her reasonable out-of-pocket expenses incurred as a result of such cooperation. Executive shall continue to receive her Base Salary and regular employee benefits through the Separation Date and will not be entitled to any other compensation or benefits from the Company except as specifically provided for in this Agreement. Notwithstanding the foregoing and contingent upon a termination under Sections 1(a)(ii)(A) or (B) not having occurred prior to December 31, 2016, Executive will receive an annual bonus for 2016 in an amount not less than $150,000, with any additional amounts, as determined by, and at the sole discretion of, the Compensation Committee of TripAdvisor, Inc., considering, among other things, the performance of the Viator business generally, the 2016 bonus pay out to other Viator executives in good standing and the recommendation of the Company’s Chief Executive Officer. The payment of such bonus shall be made when the Company pays out its 2016 bonuses generally, but in no event later than March 15, 2017.

3.	Severance Conditions; Severance Benefits. In the event that Executive resigns from the Company on or after April 30, 2017 or is terminated by the Company without Cause at any time (in either case, the actual date of such termination being deemed the “Separation Date”) and subject to (A) Executive’s entering into, not revoking and fully complying with this Agreement, including the provisions that are incorporated by reference herein; and (B) Executive’s execution and non-revocation of a second full release of claims (the “Supplemental Release Agreement”) following the Separation Date, a copy of which is attached hereto as Exhibit A, within 35 days after the Separation Date (collectively the “Severance Conditions”), the Executive shall be eligible for the “Severance Benefits” set forth below. For the avoidance of doubt, the Company’s timely receipt of an executed and unrevoked copy of this Agreement and the Supplemental Release Agreement is an express condition to the Executive’s eligibility to receive the severance payments and benefits described in this Section 3:

a.

The Company shall pay Executive the following severance: (i) if Executive resigns from the Company or is terminated by the Company without Cause, in either case, after April 30, 2017, an amount equal to nine months of her current base salary (in the gross amount of $300,000), less applicable withholding taxes or other similar governmental payments or charges, as required, plus an amount in cash equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Executive and her eligible dependents for nine months following the Separation Date to the extent such coverage is then in place; or (ii) if Executive is terminated by the Company without Cause prior to April 30, 2017, an amount equal to her current base salary from the Separation Date through January 31, 2018, less applicable withholding taxes or other similar governmental payments or charges, as required, plus an amount in cash equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Executive and her eligible dependents from the Separation Date through January 31, 2018 to the extent such coverage is then in place. Such payments shall be made in one lump-sum amount by the 35th day following the Separation Date; provided, however, that if the 35-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year by the last day of such 35-day period.

b.	The Company shall pay Executive any Accrued Obligations as promptly as practicable but in any event not later than 35 days following the Separation Date.

c.	Any awards of Executive based on, or in the form of, TripAdvisor, Inc. equity (e.g. restricted stock, restricted stock units, stock options or similar instruments, including the Existing Award, the Retention Grant and the RSU & Stock Option Grant) (“Equity Awards”) that are outstanding and unvested as of the Separation Date but which would, but for a termination of employment, have vested on or before December 31, 2017 shall vest (and with respect to awards other than stock options and stock appreciation rights, settle) as of the Separation Date, it being understood and agreed that no accelerated vesting shall occur with respect to any Equity Awards that would have vested in 2018 or beyond but for any such termination, including, without limitation, acceleration of any remaining unvested portion of the Retention Grant and the RSU & Stock Option Grant and Executive shall forfeit all rights to unvested Equity Awards that do not accelerate.

d.	Any vested options of Executive (including options vesting as a result of Section 3(c) above) to purchase TripAdvisor equity, shall remain exercisable through the date that is 18 months following the Separation Date or, if earlier, through the scheduled expiration date of such options.

e.	If the Separation Date occurs in 2017, the Company shall consider in good faith the payment of an annual bonus on a pro rata basis for 2017, any such payment to be paid (if at all) based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable in one lump sum payment at the time such annual bonus would otherwise have been paid, but in no event later than March 15, 2018). Executive acknowledges and agrees that she is not entitled to any other bonus compensation for 2017.

4.	No Duplication of Severance Payments: Certain Offset Rights

For purposes of clarity, the Severance Benefits in this Agreement are in lieu of, and not in addition to, any other severance pay and benefits, including as set forth in the Employment Letter and the Joinder. Any payments made pursuant to Section 3(a) of this Agreement shall be offset by the amount of any cash compensation earned by Executive from any employment during the nine month period following the Separation Date (if severance is payable pursuant to Section 3(a)(i)) or during the period from the Separation Date through January 31, 2018 (if severance is payable pursuant to Section 3(a)(ii)) (such period, the “Applicable Severance Period”), provided that the Company acknowledges and agrees that there shall be excluded from this offset provision any fees that Executive receives solely in connection with (x) serving on a board of directors or advisory board or (y) providing consulting services to family members or business entities owned or controlled by family members, provided, further, that in each case such services are not provided in respect of a “Competitive Business” (as defined in the Joinder). Executive shall have an obligation to inform the Company regarding Executive’s employment status during the Applicable Severance Period but shall have no affirmative duty to seek alternate employment.

5.	Termination of Employee Benefits. Except as specifically set forth in this Agreement, Executive shall cease to be eligible for coverage and benefits under the Company’s employee benefit plans, programs and policies as of the Separation Date, or by the terms of such plans, programs and policies.

6.

Section 409A. This Agreement (and the payments hereunder) are intended to qualify for the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intentions. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to be exempt from, but to the extent necessary, comply with, Section 409A and this Agreement shall be interpreted consistently with that intent. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intentions and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto. Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7.	The Company makes no representation or warranty regarding the tax treatment of any payments made under this Agreement.

8.	Release

a.	In return for, among other things, the Severance Benefits and other consideration given to Executive by the Company as described in this

Agreement, and subject to Section 7(c) of this Agreement, Executive hereby voluntarily releases all rights and claims she has or claims to have, whether known and unknown, including any claims under applicable local, state, federal and foreign law, on her own behalf and on behalf of Executive’s marital community, heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”) through the date she executes this Agreement against any of the Releasees (as defined below). This release specifically includes, but is not limited to, all rights and claims in connection with Executive’s employment by the Company and any acts or omissions by the Company or any of the Releasees with respect to that employment, including but not limited to, breach of the Employment Letter or Joinder, breach of any stock option agreement, claims for wages, benefits, any form of equity compensation, defamation, libel and slander claims, discrimination of any kind, retaliation of any kind, constructive discharge, violation of public policy, negligence, intentional or negligent infliction of emotional distress, any claims under the Civil Rights Acts of 1964 and 1991, each, as amended, the Employment Retirement Income Security Act (“ERISA”), any claims under the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans With Disabilities Act of 1990(“ADA”), the Equal Pay Act of 1963, the Family Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act (“WARN”), the Massachusetts Fair Employment Practices Law (Massachusetts General Laws Chapter 151B), the California Fair Employment and Housing Act and any human rights and fair employment practices laws (whether statutory or common laws) of the state or states and localities in which you have provided services to the Company (each as amended); any application Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts, or under any public policy, contract or tort, or under common law, or arising under any policies, practices or procedures of the Company. In addition, Executive waives any other possible rights or claims, whether arising under statute, contract, or common law, and attorneys’ fees or costs with respect to or derivative of such employment prior to the date that Executive enters into this Agreement. In the interest of clarity, this release covers all of Executive’s rights against the Company as well as its affiliates, including without limitation, TripAdvisor, Inc., and its and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their representative capacities (collectively, the “Releasees”).

b.	A special federal law applies to the release of a claim for age discrimination. By signing this Agreement, Executive acknowledges and agrees that the following requirements have been met:

i.	The Agreement is written in language which is readily understandable.

ii.	Executive understands that she is relinquishing any claim for age discrimination which she might assert as of the date she enters into this Agreement.

iii.	Executive is informed that she should consult an attorney regarding the Agreement if that is her wish, and has been given an ample opportunity to do so.

iv.	This Agreement will not be effective (the “Effective Date”) until the next day that follows the seven days after Executive signs it (the “Revocation Period”); Executive may revoke this Agreement at any time during the Revocation Period.

v.	Executive has been allowed at least 21 days from the date she first received this Agreement to consider the Agreement before she signs and returns it to assure she has ample time to consider it, although she may do so in less time. This Agreement is the product of negotiations and any agreed-upon changes do not re-start the 21-day consideration period.

c.	Notwithstanding anything to the contrary set forth in this Section 8, Executive does not release, waive or discharge the Company from (i) claims arising from a breach of this Agreement; (ii) any vested benefit to which the Executive is entitled under any tax qualified pension plan of the Company or its affiliate; or (iii) any claims for indemnification or contribution with respect to any liability incurred by Executive as an employee, officer or director of the Company as set forth in Article VIII of the Restated Certification of Incorporation or the Bylaws of TripAdvisor, Inc. as amended through the date of this Agreement.

d.	Executive acknowledges that she has read section 1542 of the Civil Code of the State of California, which in its entirety states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

Executive hereby waives any right or benefit which she has under section 1542 of the Civil Code of the State of California or any equivalent provision of any other state, to the fullest extent that she may lawfully waive such rights pertaining to this Release.

e.

Executive hereby represents that she has not filed or commenced any proceeding against the Releasees, and hereby covenants and agrees not to file or commence any proceeding against the Releasees with respect to any claims subject to this release and waiver of claims. Executive also agrees that if she breaches this covenant, then she authorizes the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has completely released and waived such proceeding. If any governmental agency or other third party independently initiates an adverse proceeding against the Company, nothing in this Agreement prevents Executive from testifying truthfully upon receipt of a subpoena as a fact witness in such proceedings.

Nothing in this Agreement or the release and waiver of claims contained in Section 8 shall be construed to preclude Executive from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or equivalent state or local agency, participating in or cooperating with an investigation or proceeding by the EEOC or equivalent state or local agency, or providing testimony in any proceeding before the EEOC or equivalent state or local agency. Executive agrees that she will not be entitled to any monetary or other relief from the EEOC, state or local agency or from any court as a result of litigation brought on the basis of or in connection with such charge, investigation or proceeding.

Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that she has made such reports or disclosures.

9.	Confidential Information; Non-Solicitation; and Proprietary Rights. Executive hereby acknowledges the continuing nature of her obligations set forth in the NDA incorporated by reference herein, with the exception of the non-competition covenant set forth in Section 6(a) of the NDA, which the parties agree is deleted and no longer operative (for avoidance of doubt, Sections 6(b) and 6(c) of the NDA regarding customer and employee non-solicitation shall remain in full force and effect), and Executive hereby reaffirms those obligations, and agrees that the consideration provided by the Company under the terms of this Agreement is additional consideration for those obligations.

10.

Non-Disparagement. In accordance with normal ethical and professional standards, prior to and for two years following the Separation Date, Executive agrees to refrain from taking actions or making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company and its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, security holders, partners, agents, senior employees and directors in their capacities as such or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company or its affiliates. Executive further agrees not to make any negative statements to third parties relating to her employment or any aspect of the business, officers or employees of the Company and its affiliates and not to make any negative statements to third parties about the circumstances of the termination of her employment, except as may be required by a court or governmental body. Executive may however discuss the circumstances of the termination of her employment with the Company with her attorneys, tax advisors, and immediate family.

11.	Company Property. On or before the Separation Date, Executive agrees to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, hard drives, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting confidential information, and she will return to the Company any other property, including but not limited to a laptop computer, belonging to the Company, upon request by the Company but in any event no later than the Separation Date.

12.	Choice of Law, Jurisdiction and Venue. This Agreement and all matters or issues related hereto shall be governed by and construed under the laws of the State of California, without reference to principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in California, or, if not maintainable therein, then in an appropriate California state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

13.	Miscellaneous.

a.	This Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.

b.

Except for the Joinder and the NDA (as modified pursuant to Section 9 hereof), which the Parties acknowledge shall remain in full force and effect, this Agreement contains the entire understanding of the Parties relating to the subject matter herein contained and supersedes all prior agreements or understandings between the Parties with respect thereto including the Employment Letter, except to the extent that certain provisions and obligations of the Employment Letter are expressly preserved and incorporated by reference into this Agreement (including, but not limited to the last sentence of Section 1(b) of this Agreement). This Agreement can be changed only by a writing signed by the Parties. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

c.	All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to Executive, to the Executive’s most recent home or Company address on file with the Company, and if to the Company, to:

TripAdvisor, LLC

400 First Avenue

Needham, MA 02494

Attention: General Counsel

d.	In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, Executive shall be required to repay to the Company the payments set forth herein.

e.	This Agreement may be executed via facsimile or pdf, and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.

TRIPADVISOR, LLC

By:	/s/ Seth J. Kalvert
Seth J. Kalvert, Secretary
Date:	November 17, 2016

EXECUTIVE

/s/ Barrie Seidenberg
Barrie Seidenberg

Date:	November 17, 2016

Exhibit A

SUPPLEMENTAL RELEASE

This supplemental general release (the “Release”) sets forth and confirms the understanding between Barrie Seidenberg (“Executive”) and TripAdvisor, LLC (the “Company”) relating to her release of any claims she may have against the Company.

The Executive’s right to receive the severance payment and other benefits (the “Severance Benefits”) described in Section 3 of the Transition Services Agreement that she executed on [date] (the “Agreement”) is subject to the Executive’s execution and delivery of this Release. The Executive has twenty-one (21) calendar days to consider whether to sign this Release. Once she has executed the Release, she shall have a period of seven (7) days to revoke the Release, and it shall not become effective until this revocation period has expired, without revocation. If the Executive has not delivered an executed copy of this Release to the Company by [date], her eligibility to receive the Severance Benefits shall terminate.

1.	Release. You make the following promises to the Company in consideration for the Severance Benefits. Specifically:

a)

Executive hereby voluntarily releases all rights and claims she has or claims to have, whether known and unknown, including any claims under applicable local, state, federal and foreign law, on her own behalf and on behalf of Executive’s marital community, heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers”) through the date she executes this Release against any of the Releasees (as defined below). This release specifically includes, but is not limited to, all rights and claims in connection with Executive’s employment by the Company and any acts or omissions by the Company or any of the Releasees with respect to that employment, including but not limited to, breach of the Employment Letter or Joinder, breach of any stock option agreement, claims for wages, benefits, any form of equity compensation, defamation, libel and slander claims, discrimination of any kind, retaliation of any kind, constructive discharge, violation of public policy, negligence, intentional or negligent infliction of emotional distress, any claims under the Civil Rights Acts of 1964 and 1991, each, as amended, the Employment Retirement Income Security Act (“ERISA”), any claims under the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans With Disabilities Act of 1990(“ADA”), the Equal Pay Act of 1963, the Family Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act (“WARN”), the Massachusetts Fair Employment Practices Law (Massachusetts General Laws Chapter 151B), the California Fair Employment and Housing Act and any human rights and fair employment practices laws (whether statutory or common laws) of the state or states and localities in which you have provided services to the Company (each as amended); any application Executive Order Programs, the Fair Labor

Standards Act, or their state or local counterparts, or under any public policy, contract or tort, or under common law, or arising under any policies, practices or procedures of the Company. In addition, Executive waives any other possible rights or claims, whether arising under statute, contract, or common law, and attorneys’ fees or costs with respect to or derivative of such employment prior to the date that Executive enters into this Release. In the interest of clarity, this release covers all of Executive’s rights against the Company as well as its affiliates, including without limitation, TripAdvisor, Inc., and its and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their representative capacities (collectively, the “Releasees”).

b)	A special federal law applies to the release of a claim for age discrimination. By signing this Release, Executive acknowledges and agrees that the following requirements have been met:

i.	The Release is written in language which is readily understandable.

ii.	Executive understands that she is relinquishing any claim for age discrimination which she might assert as of the date she enters into this Release.

iii.	Executive is informed that she should consult an attorney regarding the Release if that is her wish, and has been given an ample opportunity to do so.

iv.	This Release will not be effective (the “Effective Date”) until the next day that follows the seven days after Executive signs it (the “Revocation Period”); Executive may revoke this Release at any time during the Revocation Period.

v.	Executive has been allowed at least 21 days from the date she first received this Release to consider the Release before she signs and returns it to assure she has ample time to consider it, although she may do so in less time. This Release is the product of negotiations and any agreed-upon changes do not re-start the 21-day consideration period.

c)	Notwithstanding anything to the contrary set forth in this Section 1, Executive does not release, waive or discharge the Company from (i) claims arising from a breach of this Release; (ii) any vested benefit to which the Executive is entitled under any tax qualified pension plan of the Company or its affiliate; or (iii) any claims for indemnification or contribution with respect to any liability incurred by Executive as an employee, officer or director of the Company as set forth in Article VIII of the Restated Certification of Incorporation or the Bylaws of TripAdvisor, Inc. as amended through the date of this Release.

d)	Executive acknowledges that she has read section 1542 of the Civil Code of the State of California, which in its entirety states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

Executive hereby waives any right or benefit which she has under section 1542 of the Civil Code of the State of California or any equivalent provision of any other state, to the fullest extent that she may lawfully waive such rights pertaining to this Release.

e)	Executive hereby represents that she has not filed or commenced any proceeding against the Releasees, and hereby covenants and agrees not to file or commence any proceeding against the Releasees with respect to any claims subject to this release and waiver of claims. Executive also agrees that if she breaches this covenant, then she authorizes the Releasees to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has completely released and waived such proceeding. If any governmental agency or other third party independently initiates an adverse proceeding against the Company, nothing in this Release prevents Executive from testifying truthfully upon receipt of a subpoena as a fact witness in such proceedings.

Nothing in this Release or the release and waiver of claims contained in Section 1 shall be construed to preclude Executive from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or equivalent state or local agency, participating in or cooperating with an investigation or proceeding by the EEOC or equivalent state or local agency, or providing testimony in any proceeding before the EEOC or equivalent state or local agency. Executive agrees that she will not be entitled to any monetary or other relief from the EEOC, state or local agency or from any court as a result of litigation brought on the basis of or in connection with such charge, investigation or proceeding.

Nothing in this Release prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and she is not required to notify the Company that she have made such reports or disclosures.

2.	Severance Benefits. Following the expiration of the 7-day revocation period applicable to this Release, without the Executive’s revocation, the Company will provide her with the Severance Benefits, pursuant to Section 3 of the Agreement and subject to the offset provision.

3.	Choice of Law, Jurisdiction and Venue. This Release and all matters or issues related hereto shall be governed by and construed under the laws of the State of California, without reference to principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Release will be heard and determined before an appropriate federal court in California, or, if not maintainable therein, then in an appropriate California state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Release, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

4.	Miscellaneous.

a)	This Release is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Release or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company or any of its affiliates, whether by merger, consolidation or transfer of all or substantially all of its assets.

b)	Except for the Joinder and the NDA (as modified pursuant to Section 9 of the Agreement), which the Parties acknowledge shall remain in full force and effect, the Agreement and the Release contain the entire understanding of the Parties relating to the subject matter herein contained and supersedes all prior agreements or understandings between the Parties with respect thereto including the Employment Letter, except to the extent that certain provisions and obligations of the Employment Letter are expressly preserved and incorporated by reference into the Agreement. This Release can be changed only by a writing signed by the Parties. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

c)	All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to Executive, to the Executive’s most recent home or Company address on file with the Company, and if to the Company, to:

TripAdvisor, LLC

400 First Avenue

Needham, MA 02494

Attention: General Counsel

d)	In case any provision or provisions contained in this Release shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Release shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that, upon a finding by a court of competent jurisdiction that this Release is illegal and/or unenforceable, Executive shall be required to repay to the Company the payments set forth herein.

e)	This Release may be executed via facsimile or pdf, and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding on the parties.

TRIPADVISOR, LLC

By:

Title:

Date:

EXECUTIVE

Barrie Seidenberg

Date: